As filed with the Securities and Exchange Commission on June 9, 2015

Registration No. 333-176696

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-176696

UNDER
THE SECURITIES ACT OF 1933

CROCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	20-2164234
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7477 East Dry Creek Parkway Niwot, Colorado	80503
(Address of Principal Executive Offices)	(Zip Code)

CROCS, INC. 2007 EQUITY INCENTIVE PLAN (AS AMENDED AND RESTATED)

(Full title of the plan)

Daniel P. Hart

Executive Vice President, Chief Legal and Administrative Officer

Crocs, Inc.

7477 East Dry Creek Parkway

Niwot, Colorado  80503

(Name and address of agent for service)

(303) 848-7000

(Telephone number, including area code, of agent for service)

Copy to:

Jason Day

Perkins Coie LLP

1900 Sixteenth Street, Suite 1400

Denver, Colorado  80202

(303) 291-2300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒		Accelerated filer ☐
Non-accelerated filer ☐	(Do not check if a smaller reporting company)	Smaller reporting company ☐

EXPLANATORY NOTE

Crocs, Inc., a Delaware corporation (the “Registrant”), hereby files this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-176696), filed with the Securities and Exchange Commission (the “Commission”) on September 6, 2011 (the “2011 Registration Statement”) with respect to 6,300,000 shares of the Registrant’s common stock, par value $0.001 per share (the “Common Stock”), issuable under the Crocs, Inc. 2007 Equity Incentive Plan (As Amended and Restated) (the “Prior Plan”) to deregister certain of the securities originally registered pursuant to the 2011 Registration Statement.

On June 8, 2015, the Registrant’s stockholders approved the Crocs, Inc. 2015 Equity Incentive Plan (the “2015 Plan”) and, in connection therewith, no further awards will be made under the Prior Plan. The maximum number of shares of Common Stock reserved for issuance under the 2015 Plan includes shares available for issuance but not issued or subject to outstanding awards under the Prior Plan as of June 8, 2015 (plus shares subject to awards under the Prior Plan as of June 8, 2015 that subsequently cease to be subject to such awards, such as by expiration, cancellation or forfeiture of the awards). As of June 8, 2015, 1,176,194 shares remained available for issuance under the Prior Plan that were not subject to outstanding awards under that plan. Accordingly, the Registrant hereby deregisters 1,176,194 shares that have not been and will not be issued under the Prior Plan, but which will instead be available for issuance under the 2015 Plan (the “Carryover Shares”). As of June 8, 2015, an aggregate of 4,294,616 shares remain subject to outstanding awards previously granted under the Prior Plan. The 2011 Registration Statement will remain in effect to cover the potential issuances of shares pursuant to the terms of those outstanding awards. If any shares subject to those outstanding awards under the Prior Plan subsequently become available for issuance under the 2015 Plan as a result of the forfeiture, cancellation or termination of such awards, the shares subject to such awards will become available for issuance under the 2015 Plan. One or more future post-effective amendments to the 2011 Registration Statement will be filed to deregister such shares under the 2011 Registration Statement.

Contemporaneously with the filing of this Post-Effective Amendment No. 1 to the 2011 Registration Statement, the Registrant is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission to register, among other shares, the Carryover Shares authorized for issuance pursuant to the 2015 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Niwot, State of Colorado, on June 9, 2015.

CROCS, INC.

By:	/s/ Daniel P. Hart
Name: Daniel P. Hart
Title: Executive Vice President, Chief Legal and
Administrative Officer

Note:  No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 in reliance on Rule 478 of the Securities Act of 1933, as amended.